Exhibit 99.1

CapStar Financial Holdings, Inc. Increases Regular Quarterly Dividend from $0.04 Per Share to $0.05 Per Share

NASHVILLE, Tenn., April 25, 2019 (GLOBE NEWSWIRE) — CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ:CSTR) announced today that its board of directors (the “Board”) increased its regular quarterly dividend from $0.04 per share to $0.05 per share. On April 25, 2019, the Board approved the payment of a quarterly cash dividend of $0.05 per share with the dividend to be paid on May 24, 2019 to shareholders of record as of May 10, 2019. CapStar currently expects that, subject to regulatory requirements and restrictions, comparable quarterly cash dividends will continue to be paid in the future.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of March 31, 2019, on a consolidated basis, CapStar had total assets of $2.04 billion, gross loans of $1.47 billion, total deposits of $1.68 billion, and shareholders’ equity of $259.75 million. Visit www.capstarbank.com for more information.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to our ability to pay a regular quarterly dividend in the future. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to, the risks detailed from time to time in CapStar’s periodic and current reports filed with the Securities and Exchange Commission, including those factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the headings “Item 1A. Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” and in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We caution you that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.

For more information, contact:

Beth Alexander (615) 732-6424

balexander@capstarbank.com

or

Rob Anderson, (615)732-6470

randerson@capstarbank.com